Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment to Registration Statement No. 333-262035 on Form N-2 of our report dated March 2, 2023, relating to the financial statements of BlackRock Private Credit Fund (the “Company”) for the period from March 18, 2022 (inception) to December 31, 2022, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP
Los Angeles, California
April 28, 2023